Exhibit 4.1

BAXALTA INCORPORATED AND SUBSIDIARIES

DEFERRED COMPENSATION PLAN

(Effective July 1, 2015)

TABLE OF CONTENTS

ARTICLE I — PURPOSE, EFFECTIVE DATE, EMPLOYER		1
1.1	PURPOSE	1
1.2	EMPLOYER	1
1.3	FORMER PARTICIPANTS IN BAXTER PLAN	1

ARTICLE II — DEFINITIONS		3
2.1	ACCOUNTS	3
2.2	BENEFIT COMMITTEE	3
2.3	BENEFICIARY	3
2.4	BONUS	3
2.5	BONUS DEFERRAL	3
2.6	CODE	3
2.7	COMPENSATION	3
2.8	COMPENSATION COMMITTEE	3
2.9	DEFERRAL ELECTION FORM	4
2.10	DISTRIBUTION ELECTION FORM	4
2.11	ELIGIBLE EMPLOYEE	4
2.12	EMPLOYER	4
2.13	EMPLOYER NON-MATCHING CONTRIBUTION	5
2.14	EXCESS MATCHING CONTRIBUTION	5
2.15	MATCHING CONTRIBUTION	5
2.16	PARTICIPANT	5
2.17	PAY DEFERRAL CONTRIBUTION	5
2.18	PLAN YEAR	5
2.19	SECTION 409A	5
2.20	TERMINATION OF EMPLOYMENT	5
2.21	UNFORESEEABLE EMERGENCY	6
2.22	VESTING	7

ARTICLE III — ELIGIBILITY FOR CONTRIBUTIONS AND DEFERRALS		8
3.1	EXCESS MATCHING CONTRIBUTIONS	8
3.2	BONUS DEFERRAL ELECTIONS	8
3.3	PAY DEFERRAL ELECTIONS	8
3.4	DISCRETIONARY CONTRIBUTIONS	9
3.5	EMPLOYER NON-MATCHING CONTRIBUTION	9
3.6	CONTRIBUTIONS FOLLOWING MILITARY SERVICE	9
3.7	MID-YEAR DEFERRAL ELECTIONS	10

ARTICLE IV — CREDITING OF ACCOUNTS		11
4.1	CREDITING OF ACCOUNTS	11
4.2	EARNINGS	11
4.3	ACCOUNT STATEMENTS	12
4.4	VESTING	12

- i -

ARTICLE V — DISTRIBUTION OF BENEFITS		13
5.1	DISTRIBUTION OF BENEFITS	13
5.2	DISTRIBUTION	13
5.3	EFFECT OF PAYMENT	15
5.4	TAXATION OF PLAN BENEFITS	16
5.5	WITHHOLDING AND PAYROLL TAXES	16
5.6	DISTRIBUTION DUE TO UNFORESEEABLE EMERGENCY	16
5.7	DISTRIBUTION DUE TO INCLUSION IN TAXABLE INCOME	16
5.8	DISTRIBUTION OF DE MINIMIS AMOUNTS	16
5.9	CORRECTION OF ERRORS	17

ARTICLE VI — BENEFICIARY DESIGNATION		18
6.1	BENEFICIARY DESIGNATION	18
6.2	AMENDMENTS TO BENEFICIARY DESIGNATION	18
6.3	NO BENEFICIARY DESIGNATION	18
6.4	FORM OF PAYMENT TO BENEFICIARY	18

ARTICLE VII — ADMINISTRATION		19
7.1	BENEFIT COMMITTEE	19
7.2	BENEFIT COMMITTEE POWERS	19
7.3	EFFECT OF BENEFIT COMMITTEE DECISIONS	20
7.4	CLAIMS PROCEDURE	20
7.5	ACTION BY BENEFIT COMMITTEE	21
7.6	INDEMNITY	21

ARTICLE VIII — AMENDMENT AND TERMINATION OF PLAN		22
8.1	AMENDMENT	22
8.2	RIGHT TO TERMINATE	23
8.3	PAYMENT AT TERMINATION	23

ARTICLE IX — MISCELLANEOUS		24
9.1	UNFUNDED PLAN	24
9.2	UNSECURED GENERAL CREDITOR	24
9.3	NONASSIGNABILITY	24
9.4	NOT A CONTRACT OF EMPLOYMENT	24
9.5	PROTECTIVE PROVISIONS	25
9.6	GOVERNING LAW	25
9.7	SEVERABILITY	25
9.8	NOTICE	25
9.9	SUCCESSORS	25
9.10	ACTION BY BAXALTA	26
9.11	EFFECT ON BENEFIT PLANS	26
9.12	PARTICIPANT LITIGATION	26

APPENDIX A — PARTICIPATING EMPLOYERS		27
APPENDIX B — SUPPLEMENTAL PAY DEFERRALS UNDER SECTION 3.3		28
APPENDIX C — DISCRETIONARY EMPLOYER CONTRIBUTIONS UNDER SECTION 3.5		29

- ii -

BAXALTA INCORPORATED AND SUBSIDIARIES

DEFERRED COMPENSATION PLAN

(Effective July 1, 2015)

ARTICLE I — PURPOSE, EFFECTIVE DATE, EMPLOYER

1.1	PURPOSE.

Baxalta Incorporated (“Baxalta”) hereby adopts the Baxalta Incorporated and Subsidiaries Deferred Compensation Plan (the “Plan”). The Plan is intended to be an unfunded arrangement to provide deferred compensation for the benefit of a select group of management and highly compensated employees. The Plan is designed to enable eligible participants to defer compensation and receive matching contributions under the provisions of the Baxalta Incorporated and Subsidiaries Incentive Investment Plan (“IIP”), a tax-qualified defined contribution plan, in excess of the limitations imposed by the Internal Revenue Code (“Code”). Capitalized terms not defined in this Plan are deemed to have the meaning given them in the IIP.

1.2	EMPLOYER.

The Plan is adopted for the benefit of a select group of management or highly compensated employees of Baxalta or of any subsidiaries or affiliates of Baxalta, as set forth below. The Plan may be adopted by any subsidiaries or affiliates of Baxalta with the consent of the Benefit Committee. Participating Employers are listed on Appendix A as attached and updated from time to time.

1.3	FORMER PARTICIPANTS IN BAXTER PLAN.

AS OF THE DATE OF ADOPTION OF THIS PLAN, BAXALTA IS A WHOLLY-OWNED SUBSIDIARY OF BAXTER INTERNATIONAL INC. (“Baxter”). Baxter has announced its plan to distribute at least 80.1 percent of Baxalta’s stock to the shareholders of Baxter in a spin-off transaction (the “Spin-Off”), on or about July 1, 2015. This Plan is being adopted by Baxalta in anticipation of the Spin-Off, and in connection with Baxalta’s adoption of the IIP in anticipation of the Spin-Off, and the effective date of the Plan (the “Effective Date”) shall be the effective date of the Spin-Off. In the event that the Spin-Off does not occur, this Plan will be null and void and no person shall have any rights or obligations hereunder. In accordance with the Employee Matters Agreement between Baxalta and Baxter (the “Employee Matters Agreement”), the following provisions shall apply to persons who become employees of Baxalta or its subsidiaries in connection with the Spin-Off and who, immediately prior to the Effective Date, had an account balance in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan (the “Baxter Plan”):

(a)	An employee of Baxter who is a participant in the Baxter Plan, and whose employment is transferred, or is scheduled to be transferred, from Baxter to Baxalta, or one of its subsidiaries, on or before the Spin-Off Date shall become a Participant on the Effective Date;

(b)	An employee of Baxter who is a participant in the Baxter Plan, and who is identified as a Post-Distribution Baxalta Employee as defined in the Employee Matters Agreement shall become a Participant on the date on which he becomes an employee of Baxalta;

(c)	The Plan shall assume the liability to pay all benefits accrued under the Baxter Plan on behalf of Participants described in (a) or (b) (“Baxter Participants”) as of the date on which they become a Participant, and Baxter and the Baxter Plan shall be relieved of all liability to pay such benefits, and any election made by an Baxter Participant with respect to the payment of his or her benefit under the Baxter Plan shall apply to his or her benefit under this Plan (including the portion accrued after he becomes a Participant);

(d)	Any election made by a Participant to defer any portion of his or her compensation from Baxter under the Baxter Plan during 2015 shall also apply to his or her compensation paid by Baxalta following the Effective Date;

(e)	To the maximum extent permitted by Treas. Reg. §1.409A-1(h)(4), a Baxalta Participant shall not be considered to have incurred a Termination of Employment for purposes of the Plan or a separation from service as defined in Section 409A solely as a result of the transfer describe above.

ARTICLE II — DEFINITIONS

2.1	ACCOUNTS.

Accounts mean the sum of the Participant’s Excess Matching Contribution Account balance, Bonus Deferral Account balance, Pay Deferral Account balance, and Deferred Compensation Account balance.

2.2	BENEFIT COMMITTEE.

For purposes of the Plan, Benefit Committee has the same meaning as the Benefit Committee in the IIP.

2.3	BENEFICIARY.

A Participant’s Beneficiary, as defined in Article VI, is the Beneficiary designated to receive the Participant’s Accounts, if any, from the Plan, upon the death of the Participant.

2.4	BONUS.

The term Bonus means those bonuses that are included in the definition of Compensation in the IIP and also includes any other bonus which is approved by the Benefit Committee and listed on Attachment A to this Plan. Attachment A may be updated from time to time to accurately reflect the approved bonuses for purpose of this definition.

2.5	BONUS DEFERRAL.

The Bonus Deferral is the amount of the Participant’s Bonus which the Participant elected to defer and contribute to the Plan which, but for such election, would have otherwise been paid to him or her.

2.6	CODE.

The Code shall mean the Internal Revenue Code of 1986, as amended.

2.7	COMPENSATION.

For purposes of the Plan, Compensation has the same meaning as Compensation in the IIP without regard to Section 401(a)(17) of the Code, except that any amounts deferred under the Plan that would have been included in Compensation had such amounts not been deferred shall be included in Compensation in the Plan Year in which such amounts would be paid if they were not deferred and not in the Plan Year in which such amounts are actually paid. In no event shall Compensation include any amount payable after a Participant has terminated employment.

2.8	COMPENSATION COMMITTEE.

The Compensation Committee of the Board of Directors of Baxalta.

2.9	DEFERRAL ELECTION FORM.

The form which a Participant must complete and return to the Benefit Committee or its designee, in accordance with the rules and procedures as may be established by the Benefit Committee, in order to elect to defer a portion of his or her Bonus into the Plan and to designate his or her Pay Deferral Election.

2.10	DISTRIBUTION ELECTION FORM.

The form which a Participant must complete and return to the Benefit Committee or its designee, in accordance with the rules and procedures as may be established by the Benefit Committee. This form is to be used by both (a) Participants who are not eligible to defer a portion of their Bonus or make a Pay Deferral Contribution to the Plan; and (b) Participants who are electing distributions with respect to a Deferred Compensation Account.

2.11	ELIGIBLE EMPLOYEE.

For any Plan Year, an Eligible Employee is anyone who:

(a)	is a Corporate Officer of Baxalta, a member of Baxalta’s Global Leadership Team and/or is a participant in the Baxalta Incorporated Long Term Incentive Plan for the Plan Year to which deferrals relate;

(b)	is a former participant in the Baxalta Incorporated Long Term Incentive Plan;

(c)	solely for purposes of Section 3.5, is designated by the Benefit Committee to be a Participant in the Plan and eligible to receive discretionary benefits under Section 3.5 for the Plan Year, subject to the terms and conditions imposed by the Benefit Committee in accordance with Section 3.5; or

(d)	solely for purposes of Section 3.6, is eligible to receive an Employer Non-Matching Contribution into the IIP for the Plan Year and has Compensation for the Plan Year in excess of the limitations of Section 401(a)(17) of the Code. An Employee who has never previously been an Eligible Employee shall be treated as becoming an Eligible Employee on the last day of the first Plan Year in which he meets the requirements of this paragraph (d).

2.12	EMPLOYER.

The term Employer means Baxalta and any entity that is a member of a controlled group or affiliated service group that includes Baxalta, or is otherwise required to be considered as a single employer with Baxalta under Section 414 of the Code. A “Participating Employer” is an Employer that has adopted the Plan for the benefit of its Eligible Employees as provided in Section 1.3, and a Non-Participating Employer is an Employer that is not a Participating Employer.

2.13	EMPLOYER NON-MATCHING CONTRIBUTION.

The term Employer Non-Matching Contribution has the same meaning in the Plan as it does in the IIP.

2.14	EXCESS MATCHING CONTRIBUTION.

The Excess Matching Contribution is the difference between the Matching Contributions allocated to a Participant’s IIP Account during the Plan Year and the amount that would have been allocated if the limitations of Sections 415, 401(k), 402(g), 401(m) or 401(a)(17) of the Code, were disregarded.

2.15	MATCHING CONTRIBUTION.

The term Matching Contribution has the same meaning in the Plan as it does in the IIP.

2.16	PARTICIPANT.

A Participant is any Eligible Employee who has an Account balance in the Plan.

2.17	PAY DEFERRAL CONTRIBUTION.

The term Pay Deferral Contribution has the same meaning as Pay Deferral Contribution in the IIP. The Pay Deferral Contribution is the amount of the Participant’s Compensation, which the Participant elected to defer into the Plan which, but for such election, would have otherwise been paid to him or her.

2.18	PLAN YEAR.

The Plan Year is the calendar year.

2.19	SECTION 409A.

Section 409A means Section 409A of the Code, as enacted by the American Jobs Creation Act of 2004 and as interpreted by Treasury Regulations or other authority issued thereunder.

2.20	TERMINATION OF EMPLOYMENT.

For purposes of the Plan, Termination of Employment has the same meaning as Termination of Employment in the IIP; provided that for purposes of determining when a Participant’s benefit becomes payable, Termination of Employment shall not be considered to have occurred until the Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to Section 409A. The following rules are intended to implement the requirements of Section 409A, and may be adjusted by the Benefit Committee as required to comply with any guidance issued under Section 409A:

(a)	The Participant shall not be considered to have separated from service so long as the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with a Participating Employer under an applicable statute or by contract.

(b)	Regardless of whether his or her employment has been formally terminated, the Participant will be considered to have separated from service as of the date it is reasonably anticipated that no further services will be performed by the Participant for any Participating Employer, or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Participant has been employed for less than 36 months). For purposes of the preceding test, during any paid leave of absence the Participant shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded.

(c)	For purposes of determining whether the Participant has separated from service, all services provided for any Employer, or for any entity that is a member of the Controlled Group, shall be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that the Participant shall not be considered to have not separated from service solely by reason of service as a non-employee director of the Corporation or any other such entity. Solely for purposes of this Section 2.19, the term “Controlled Group” shall be modified by substituting “50 percent” for “80 percent” for all purposes of section 414(b) and (c) of the Code (and Section 1563 to the extent incorporated therein).

(d)	A Participant who is employed by a Participating Employer, and continues to be employed by the Participating Employer following a stock sale, spin-off, or other transaction that causes the Participant’s employer to cease to be a member of the Controlled Group, shall not be considered to have incurred a Termination of Employment as a result of such transaction. A Participant who ceases to be employed by the Corporation or any member of the Controlled Group as a result of a sale of substantially all of the assets constituting a division, facility, or separate line of business, shall be considered to have incurred a Termination of Employment unless the Corporation (or Participating Employer selling such assets) and the purchaser agree in writing, not later than the closing date of such transaction, that all Participants affected by such transaction shall not be considered to have incurred a Termination of Employment, and that the purchaser agrees to assume the obligation for payment of the Benefits of all such Participants in accordance with the Plan.

2.21	UNFORESEEABLE EMERGENCY.

A severe financial hardship resulting from a sudden or unexpected illness or accident of the Participant or one of his or her dependents, loss of the Participant’s property due to casualty or similar extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant, as determined by the Benefit Committee.

2.22	VESTING.

For purposes of the Plan, Vesting has the same meaning as Vesting in the IIP.

ARTICLE III — ELIGIBILITY FOR CONTRIBUTIONS AND DEFERRALS

3.1	EXCESS MATCHING CONTRIBUTIONS.

The Excess Matching Contributions Account of an Eligible Employee who makes either a Bonus Deferral or Pay Deferral Election for a Plan Year shall be credited with Excess Matching Contributions equal to the lesser of the total amount deferred pursuant to Sections 3.2 and 3.3 (not including any Supplemental Pay Deferral) for the Plan Year or three and one half percent (3.5%) of the excess of the Participant’s total Compensation for the Plan Year over the portion of the Participant’s Compensation taken into account under the IIP for the Plan Year. The Excess Matching Contributions made to the Account of a Baxter Participant in 2015 shall be equal to the Excess Matching Contributions he would have received had all of his or her elective deferrals under the Baxter Plan and the Baxter International Inc. and Subsidiaries Incentive Investment Plan been made under this Plan and the IIP, and all of his Compensation paid by Baxter prior to the Effective Date been paid by Baxalta, reduced by the amount of Excess Matching Contributions credited to his or her account in the Baxter Plan.

3.2	BONUS DEFERRAL ELECTIONS.

An Eligible Employee for a Plan Year may elect to defer all or a portion of his or her Bonus for the Plan Year through the Plan until his or her Termination of Employment, or such other time as specified on his or her Deferral Election Form, by completing a Deferral Election Form in accordance with applicable rules and procedures established by the Benefit Committee. A Participant may elect to defer up to 100% of his or her Bonus, in whole percentages. Beginning January 1 of the year to which the Deferral Election Form applies, the Deferral Election Form is irrevocable, except as provided in Section 5.6. The Deferral Election Form must be filed in accordance with the rules established by the Benefit Committee before January 1 of the Plan Year in which the Bonus is earned, except as otherwise provided in Section 3.7 or in the following sentence. The Benefit Committee may also permit Eligible Employees to make an election to defer their Bonuses not later than six months prior to the end of the Bonus determination period, provided that the Benefit Committee determines that the Bonus satisfies the requirements for performance based compensation under Section 409A of the Code.

3.3	PAY DEFERRAL ELECTIONS.

An Eligible Employee may make a Pay Deferral Election under the Plan if he or she elects to defer a portion of his or her Compensation under the IIP for a Plan Year, and the amount of Compensation that he or she has elected to defer exceeds the amount that is permitted to be deferred under the IIP by reason of the annual contribution limit under Section 415 or 402(g) of the Code (as increased, if applicable, by the limit on catch-up contributions pursuant to Section 414(v) of the Code), or the fact that the Eligible Employee’s Compensation exceeds the annual limit under Section 401(a)(17) of the Code, A Pay Deferral Election shall be made by the last day of the Plan Year preceding the Plan Year to which it relates, except as otherwise provided in Section 3.7, in accordance with applicable rules and procedures established by the Benefit Committee, and shall thereafter be irrevocable (except as provided in Section 5.6). If an Eligible Employee makes a Pay Deferral Election for a Plan Year, then all amounts that the Eligible Employee elected to defer under the IIP (based upon the Eligible Employee’s IIP deferral election at the beginning of the Plan Year, which cannot be changed during the Plan Year) that exceed one or more of the limits described above shall instead be credited to his or her Account in this Plan, commencing with the first payment of Compensation that would cause the amount deferred to exceed such limits. Notwithstanding the foregoing provisions of this Section 3.3, the Benefit Committee, in its sole discretion, may permit a Participant to defer a percentage of his or her Compensation to the Plan for any Plan Year that exceeds the percentage that the Participant elects to defer under the IIP for such Plan Year (a “Supplemental Pay Deferral”), provided that the Supplemental Pay Deferral election is made when the Participant is otherwise eligible to make a Pay Deferral Election as described above and is thereafter irrevocable (except as provided in Section 5.6). To the extent that the Benefit Committee exercises its discretionary authority under the prior sentence, such exercise shall be reflected in Appendix B to the Plan which shall identify each Participant designated as eligible to make Supplemental Pay Deferrals, specify the Plan Year(s) for which Supplemental Pay Deferrals may be made, and reflect any other conditions and limitations applicable with respect to such Supplemental Pay Deferrals. In no event shall Supplemental Pay Deferrals be eligible for Excess Matching Contributions.

3.4	DISCRETIONARY CONTRIBUTIONS.

The Benefit Committee may, in its sole discretion, specify such additional amounts in the form of employer contributions to be credited to the Account of a Participant or another employee who is a member of a select group of management and highly compensated employees, subject to such terms and conditions as the Benefit Committee may establish. To the extent that the Benefit Committee exercises its discretionary authority under this Section 3.5, such exercise shall be reflected in Appendix C to the Plan, which shall identify each Participant credited with such discretionary employer contributions, specify the Plan Year(s) for which contributions relate, and reflect any other limitations applicable with respect to such discretionary contributions, including any applicable Vesting requirements. Discretionary employer contributions authorized under this section shall be treated as deferrals authorized under Section 3.2 for purposes of accounting and distribution.

3.5	EMPLOYER NON-MATCHING CONTRIBUTION.

An Eligible Employee who (i) is eligible to receive an Employer Non-Matching Contribution into the IIP for the Plan Year and (ii) has Compensation for the Plan Year in excess of the limitations of Section 401(a)(17) of the Code, shall receive a contribution equal to 3% of the Eligible Employee’s Compensation in excess of the limitations of Section 401(a)(17) of the Code. For the 2015 Plan Year, the Employer Non-Matching Contribution shall be based upon a Baxter Participant’s total Compensation paid by both Baxter and Baxalta during the Plan Year.

3.6	CONTRIBUTIONS FOLLOWING MILITARY SERVICE.

A Participant who incurs a Termination of Employment, or a leave of absence, in order to serve in the armed forces of the United States, who is entitled to re-employment rights under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), and who is re-employed during the period in which such re-employment rights are protected, shall be entitled to increase the percentage of his or her Compensation subject to a Pay Deferral Election in order to make up the Pay Deferral Contributions missed during the period of military service, in accordance with rules established by the Benefit Committee in accordance with USERRA and Section 409A. Such a Participant shall also be entitled to receive the same amount of Excess Matching Contributions he or she would have received had the additional Pay Deferral Contributions been made during the period of military service. A Participant who is otherwise eligible for Employer Non-Matching Contributions shall be entitled to receive the Employer Non-Matching Contributions he or she would have received had he or she been employed at the same rate of Compensation during the period of military service, which shall be credited to the Deferred Compensation Account not later than 90 days after re-employment.

3.7	MID-YEAR DEFERRAL ELECTIONS.

If a person becomes an Eligible Employee as defined in Section 2.11(a) during a plan year, and such person has not been eligible to elect to defer compensation under this Plan or any other nonqualified deferred compensation maintained by any Employer for the period of twenty-four months ending on the date he becomes an Eligible Employee (or the period beginning on the date any balance in this Plan or any such other plan was distributed to him and ending on the date he becomes an Eligible Employee), such Eligible Employee may be eligible to make either a Pay Deferral Election or Bonus Deferral Election in accordance with this Section. After the Compensation Committee has identified the persons who have become Eligible Employees as defined in Section 2.11(a), the Benefit Committee shall establish a period during which such elections may be made, which election period shall be no more than thirty (30) days in length and end on or prior to the first day of a payroll period specified by the Benefit Committee. During such election period, each such Eligible Employee may make a Pay Deferral Election that will apply to all Compensation earned during such Plan Year commencing with such specified payroll period. During such period, each such Eligible Employee may also make a Bonus Deferral Election for his or her Bonus for such Plan Year, provided that, unless such election is also permissible pursuant to Section 3.5(c), the portion of his or her Bonus deferred shall not exceed a fraction, the numerator of which is the number of days in the Plan Year commencing with the first day of the specified payroll period and the denominator of which is the total number of days in the Plan Year. The Benefit Committee may also permit other deferral elections to be made in the Plan Year during which a person first becomes an Eligible Employee in accordance with Treas. Reg. §1.409A-2(a)(7).

ARTICLE IV — CREDITING OF ACCOUNTS

4.1	CREDITING OF ACCOUNTS.

A. Deferred Compensation Account. Except as otherwise provided below, all Excess Matching Contributions, Pay Deferral Contributions, Bonus Deferrals, Supplemental Pay Deferrals and Employer Non-Matching Contributions made on by or on behalf of a Participant shall be credited to a single Deferred Compensation Account, which shall be adjusted for investment return under Section 4.2 and distributed as provided in Article V.

B. Baxter Plan Accounts. Prior to 2002, the Baxter Plan provided for separate accounts for Excess Matching Contributions, Bonus Deferrals, and Pay Deferrals, which provided for different forms of payment. When the accounts were combined beginning in 2002, participants in the Baxter Plan were permitted to elect whether to combine their pre-2002 accounts into a single Deferred Compensation Account or keep them separate. To the extent any such separate accounts of a Baxter Participant are transferred to this Plan, they shall be continue to be accounted for separately to the extent necessary to preserve the forms of payment elected under the Baxter Plan. Except as otherwise provided above, all amounts transferred on behalf of a Baxter Participant Plan shall be credited to such Participant’s Deferred Compensation Account, adjusted for investment return under Section 4.2 and distributed as provided in Article V.

C. Supplemental and Discretionary Contribution Accounts. To the extent that the Benefit Committee permits a Participant to make Supplemental Pay Deferrals, or provides for Discretionary Contributions to be made on behalf of a Participant, and such Supplemental Pay Deferrals or Discretionary Contributions are subject to different vesting or payment provisions, separate Accounts shall be maintained for such contributions, and the investment return attributed to them under Section 4.2, as necessary to enable the Plan to properly administer and distribute the balance in such Accounts.

4.2	EARNINGS.

Each Participant’s Accounts will be adjusted for investment return, on a daily basis, in accordance with the following provisions of this Section 4.2:

A. Amounts in a Participant’s Excess Matching Account, Bonus Deferral Account and Pay Deferral Account will be credited with earnings at a rate determined by the Benefit Committee from time to time. Until the Benefit Committee determines otherwise, such earnings will be credited at the same rate as the Stable Income Fund in the IIP.

B. Amounts in a Participant’s Deferred Compensation Account shall be adjusted upward or downward to reflect the investment return that would have been realized had such amounts been invested in one or more investments selected by the Participant from among the assumed investment alternatives designated by the Benefit Committee for use under the Plan. Prior to the first day of each month, or at such other times as the Benefit Committee may permit, Participants may change the assumed investment alternatives in which their Deferred Compensation Account will be deemed invested for such Plan Year. Participant elections of assumed investment alternatives shall be made at the time and in the form determined by the Benefit Committee, and shall be subject to such other restrictions and limitations as the Benefit

Committee shall determine. In the event that a Participant fails to make an investment election, his or her Deferred Compensation Account shall be credited with earnings in the same manner as provided in paragraph A above.

4.3	ACCOUNT STATEMENTS.

Account Statements will be generated effective at such intervals as the Benefit Committee may determine and transmitted to each Participant as soon as administratively feasible. Account Statements will reflect all Account activity during the reporting period, including Account contributions, distributions and earnings credits.

4.4	VESTING.

Subject to Sections 9.1 and 9.2, and any Vesting requirements specified by the Benefit Committee with respect to Discretionary Contributions, a Participant is always 100% Vested in his or her Accounts in the Plan at all times; provided, however, that if a Participant who incurs a Termination of Employment is not 100% Vested in his or her Employer Non-Matching Contribution Account in the IIP, the portion of his or her Deferred Compensation Account attributable to Employer Non-Matching Contributions and the earnings thereon shall be forfeited, and no Participating Employer shall have any obligation to the Participant with respect to such portion.

ARTICLE V — DISTRIBUTION OF BENEFITS

5.1	DISTRIBUTION OF BENEFITS.

Subject to Section 5.2, distribution of a Participant’s Accounts, if any, will commence in accordance with the Participant’s Distribution Election Form or Deferral Election Form as soon as administratively feasible after the Participant’s Termination of Employment. Any spousal consent requirements under the IIP will not apply to distributions under the Plan.

Anything else in this Plan to the contrary notwithstanding, (i) in no event shall the distribution of any Account be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Benefit Committee’s discretion, or otherwise, except as permitted by Treasury Regulations issued pursuant to Section 409A, and (ii) in the event that the Benefit Committee, in its sole discretion, determines that any time or form of distribution provided for in the Plan, or the existence of a right to elect a different time or form of distribution, would cause the Plan to fail to meet the requirements of Section 409A, or otherwise cause Participants to be subject to any adverse federal income tax consequences, the Benefit Committee shall amend the Plan to modify or remove the form of distribution or election right. The distribution restrictions under Section 409A shall apply to Participant’s entire account balances under the Plan, including any portion deferred before or after January 1, 2005, under the Baxter Plan.

5.2	DISTRIBUTION.

A. Distribution Election Form — Termination of Employment. A Participant’s Deferred Compensation Account and, if the Participant is not eligible for Pay Deferrals or Bonus Deferrals, his or her Excess Matching Contribution Account, will be paid after the Participant’s Termination of Employment, in accordance with the form of payment designated in such Participant’s Distribution Election Form. Distribution Election Forms shall be filed in accordance with rules established by the Benefit Committee, subject to the following:

(a)	A Participant who has not previously been described in paragraph (b) may submit a Distribution Election Form at the time he or she first makes a Bonus Deferral or Pay Deferral Election pursuant to Section 3.2 or 3.3. Except as otherwise provided in subparagraph (b) below, only one Distribution Election Form shall be filed, which shall apply to the Participant’s entire Deferred Compensation Account balance at his or her Termination of Employment. A Distribution Election Form must be filed by the end of the period for making the Participant’s first Bonus Deferral or Pay Deferral Election, and if the Participant fails to file a Distribution Election Form at such time his or her entire Deferred Compensation Account balance shall be distributed in a lump sum at his or her Termination of Employment, or in accordance with a Distribution Election Form previously filed pursuant to subparagraph (b) if applicable.

(b)

An Eligible Employee who first becomes eligible to receive an Employer Non-Matching Contribution pursuant to Section 3.5, or to receive a Discretionary Contributions pursuant to Section 3.4 prior to the first Plan Year for which he or she has made a Bonus Deferral or Pay Deferral Election, may file a Distribution Election Form not later than 30 days after his or her first day of eligibility to receive such Contributions. Except as provided in the following sentence, only one Distribution Election Form shall be filed, which shall apply to the Participant’s entire Deferred Compensation Account balance at his or her Termination of Employment, and if the Participant fails to file a Distribution Election Form at such time his or her entire Deferred Compensation Account balance shall be distributed in a lump sum at his or her Termination of Employment. Notwithstanding the foregoing, if such a Participant subsequently becomes eligible to make a Bonus Deferral or Pay Deferral Election, he or she may file a new Distribution Election Form pursuant to subparagraph (a) above. In such event, the portion of the Participant’s Deferred Compensation Account that represents amounts credited to the Deferred Compensation Account under all provisions of Article III beginning with the first Plan Year to which the Bonus Deferral or Pay Deferral Election applies (and all earnings thereon) shall be distributed in accordance with such Distribution Election Form, and the remaining portion of the Deferred Compensation Account shall continue to be governed by this subparagraph (b).

B.	Forms of Distribution. The forms of distribution are:

(a)	a lump sum payment, or

(b)	annual installments of at least 2 years, but not to exceed 15 years.

If annual installments are elected, the amount of each installment will be equal to the remaining balance in the Participant’s Account prior to payment of the installment, divided by the remaining number of installments to be paid (including the installment being calculated).

Except as provided below lump sum payments will be paid, and annual installments will commence, in the first quarter of the Plan Year as specified in the Participant’s Deferral Election Form or Distribution Election Form (or, if the Distribution Election Form provides for payments following a Termination of Employment, in the first quarter of the Plan Year following the Plan Year in which the Termination of Employment occurs). Subsequent installments will be paid annually in the first quarter of subsequent Plan Years.

If a Participant does not elect a form of distribution by the time the Deferral Election Form or the Distribution Election Form is required to be completed, the Participant’s election will default to a lump sum payment in the first quarter of the Plan Year following the Plan Year in which the Participant incurs a Termination of Employment.

C.	Special Rules. Notwithstanding the foregoing:

(a)	A Participant whose Accounts under the Plan total less than $50,000 as of the last day of the Plan Year in which he or she incurs a Termination of Employment will receive lump sum payment of his or her Accounts in the first quarter of the Plan Year following the Plan Year in which the Participant incurs a Termination of Employment.

(b)	If a Participant who has made a Bonus Deferral election for a Plan Year incurs a Termination of Employment during the Plan Year, but is still eligible for a Bonus for the Plan Year, the deferred portion of his or her Bonus shall be distributed during March of the subsequent year, regardless of the form of distribution otherwise elected, and shall not be taken into account in determining whether the Participant’s Account Balance is less than $50,000. Such amount shall not be credited with any earnings unless paragraph (c) applies.

(c)	Anything else contained herein to the contrary notwithstanding, in no event shall any payment of a benefit made in connection with the Termination of Employment of a “specified employee”, as hereinafter defined, be made until at least six months following such Termination of Employment, and any amounts that would otherwise have been paid during such six month period shall be accumulated and paid in a lump sum, without interest, on the first business day following the expiration of such period. For purposes of this Plan, the term “specified employee shall have the meaning set forth in Treas. Reg. §1.409A-1(i), using the safe harbor definition of compensation contained in Treas. Reg. §1.415(c)-2(d)(4) (compensation required to be reported on Form W-2 plus elective deferrals) and excluding compensation paid to a nonresident alien that is not effectively connected with the conduct of a trade or business within the United States shall be excluded. The status of Participants as specified employees shall be determined as of December 31 of each year, and if a Participant is determined to be a specified employee on any December 31, the restriction of clause (ii) shall apply if and only if he incurs a termination of employment at any time during the twelve month period commencing on the following February 1. For the period commencing February 1, 2015, and ending January 31, 2016, only Participants who were determined to be specified employees of Baxter as of December 31, 2014, shall be considered specified employees of Baxalta.

5.3	EFFECT OF PAYMENT.

Payment to the person or trust reasonably and in good faith determined by the Benefit Committee to be the Participant’s Beneficiary will completely discharge any obligations Baxalta or any other Employer may have under the Plan. If a Plan benefit is payable to a minor or a person declared to be incompetent or to a person the Benefit Committee in good faith believes to be incompetent or incapable of handling the disposition of property, the Benefit Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor and such decision by the Benefit Committee is binding on all parties. The Benefit Committee may initiate whatever action it deems appropriate to ensure that benefits are properly paid to an appropriate guardian.

The Benefit Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution will completely discharge the Benefit Committee and the Employer from all liability with respect to such benefit.

5.4	TAXATION OF PLAN BENEFITS.

It is intended that each Participant will be taxed on amounts credited to him or her under the Plan at the time such amounts are received, and the provisions of the Plan will be interpreted consistent with that intention.

5.5	WITHHOLDING AND PAYROLL TAXES.

Baxalta will withhold from payments made hereunder any taxes required to be withheld for the payment of taxes to the Federal, or any state or local government.

5.6	DISTRIBUTION DUE TO UNFORESEEABLE EMERGENCY.

Upon written request of a Participant and the showing of Unforeseeable Emergency, the Benefit Committee may authorize distribution of all or a portion of the Participant’s Accounts, and or the acceleration of any installment payments being made from the Plan, but only to the extent reasonably necessary to relieve the Unforeseeable Emergency, taking into account the tax imposed on such distribution. In any event, payment may not be made to the extent such Unforeseeable Emergency is or may be satisfied through reimbursement by insurance or otherwise, including, but not limited to, liquidation of the Participant’s assets, to the extent that such liquidation would not in and of itself cause severe financial hardship. If a Participant has an Unforeseeable Emergency, the Participant’s Pay Deferral Election and Bonus Deferral Election, if any, shall be revoked for the Plan Year (and no subsequent Pay Deferral or Bonus Deferral may be made for the same Plan Year), and the additional income resulting from such revocation shall be taken into account in determining the amount of distribution reasonably necessary to relieve the Unforeseeable Emergency. A Participant shall not be required to take any hardship withdrawal or loan to which he is entitled under the IIP or any other tax qualified retirement plan as a condition of receiving a distribution pursuant to this Section 5.6, but if a Participant receives a hardship withdrawal from the IIP or any other tax-qualified §401(k) plan maintained by an Employer and the terms of such plan require a suspension of the Participant’s deferrals for six months following the date of the distribution, then the Participant’s Deferral Elections shall be permanently revoked with respect to any compensation paid or payable to the Participant during such six month period.

5.7	DISTRIBUTION DUE TO INCLUSION IN TAXABLE INCOME.

In the event that any portion of a Participant’s Account is included in his or her taxable income prior to distribution pursuant to Section 409A, the amount so included shall be distributed to the Participant as soon as administratively possible.

5.8	DISTRIBUTION OF DE MINIMIS AMOUNTS.

The Benefit Committee may at any time direct that the entire balance of a Participant’s Account be distributed to the Participant in full liquidation of his or her benefit under the Plan; provided that the Participant’s entire account balance in all other separate account nonqualified deferred compensation plans maintained by any Employer is also distributed at the same time, and that the total amount so distributed (including all such other plans) does not exceed the limit in effect under Section 402(g) of the Code at the time of the distribution.

5.9	CORRECTION OF ERRORS.

THE BENEFIT COMMITTEE SHALL HAVE THE AUTHORITY TO CORRECT ANY ERROR IN THE CALCULATION OF A PARTICIPANT’S ACCOUNT OR THE AMOUNT DISTRIBUTED TO A PARTICIPANT, REGARDLESS OF THE REASON FOR THE ERROR AND REGARDLESS OF WHETHER DISTRIBUTION OF THE ACCOUNT HAS COMMENCED. By his or her participation in the Plan and acceptance of benefits hereunder, each Participant agrees that he will promptly repay to the Plan any payment that exceeds the amount to which he was entitled under the Plan (an “excess payment”), and will hold any excess payment, and any proceeds of any excess payment, or property acquired with any excess payment, in trust for the benefit of the Plan, which trust shall remain in effect, and shall continue to apply to any excess payment, proceeds or other property even if transferred to a third party, until the total amount of the excess payment has been repaid to the Plan. The Benefit Committee may, on behalf of the Plan, commence an action to enforce such trust, or take any other available action in law or equity, including setting off any other amount owed to the Participant, to recover such excess payment.

ARTICLE VI — BENEFICIARY DESIGNATION

6.1	BENEFICIARY DESIGNATION.

Each Participant has the right to designate one or more persons or trusts as the Participant’s Beneficiary, primary as well as secondary, to whom benefits under this Plan will be paid in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation will be in a written form prescribed by the Benefit Committee and will be effective only when filed with the Benefit Committee during the Participant’s lifetime. The Beneficiary designated by a Baxter Participant under the Baxter Plan shall continue to be the Participant’s Beneficiary under this Plan until changed by the Participant.

6.2	AMENDMENTS TO BENEFICIARY DESIGNATION.

Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Benefit Committee. Filing a Beneficiary designation as to any benefits available under the Plan revokes all prior Beneficiary designations effective as of the date such Beneficiary designation is received by the Benefit Committee. If a Participant’s Accounts are community property, any Beneficiary designation will be valid or effective only as permitted under applicable law.

6.3	NO BENEFICIARY DESIGNATION.

In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease the Participant, the Participant’s estate will be the Beneficiary. If a Beneficiary dies after the Participant and before payment of benefits under this Plan has been completed, and no secondary Beneficiary has been designated to receive such Beneficiary’s share, the remaining benefits will be payable to the Beneficiary’s estate.

6.4	FORM OF PAYMENT TO BENEFICIARY.

The Account of a Participant who dies prior to Termination of Employment shall be paid to his or her Beneficiary in a single lump sum as soon as administratively feasible following the date of death, regardless of the form of payment elected by the Participant The Account of a Participant who dies after Termination of Employment, but before his or her Account has been fully distributed, shall be distributed in the same manner and at the same time as it would have been distributed to the Participant, except that the six month delay in distributions to a specified employee pursuant to the last paragraph of Section 5.2 shall not apply to the Beneficiary of a specified employee who dies during the six month period following his or her Termination of Employment.

ARTICLE VII — ADMINISTRATION

7.1	BENEFIT COMMITTEE.

The Plan is administered by the Benefit Committee, which is the Plan Administrator for purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Prior to the Spin-Off Date, the Administrative Committee of Baxter shall be the Benefit Committee. Effective as of the Spin-Off Date, the Benefit Committee shall consist of such persons as the Compensation Committee of the Corporation’s Board of Directors (or such other committee or person as the Board of Directors may designate) may appoint from time to time. Members of the Benefit Committee may be Participants in the Plan.

7.2	BENEFIT COMMITTEE POWERS.

The Benefit Committee has such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers, rights and duties:

(a)	Interpretation of Plan. The Benefit Committee has the power, right and duty to construe, interpret and enforce the Plan provisions and to determine all questions arising under the Plan including, but not by way of limitation, questions of Plan participation, eligibility for Plan benefits and the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder;

(b)	Plan Procedures. The Benefit Committee has the power, right and duty to adopt procedures, rules, regulations and forms to be followed by employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan which may alter any procedural provision of the Plan without the necessity of an amendment, and which procedures may provide for any election or consent to be made (including without limitation the filing of a Deferral Election Form or Distribution Election Form), or any other action to be taken (including without limitation filing claims and requesting review of denied claims), by electronic mail, internet website, telephone or voice response system or other electronic method to the extent permitted by applicable law;

(c)	Benefit Determinations. The Benefit Committee has the power, right and duty to make determinations as to the rights of employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or Beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Committee; and

(d)	Allocation of Duties. The Benefit Committee is empowered to employ agents (who may also be employees of Baxalta) and to delegate to them any of the administrative duties imposed upon the Benefit Committee or Baxalta.

(e)	Plan Amendments. The Benefit Committee is empowered to amend the Plan as provided in Section 8.1(b).

7.3	EFFECT OF BENEFIT COMMITTEE DECISIONS.

Any ruling, regulation, procedure or decision of the Benefit Committee will be conclusive and binding upon all persons affected by it. There will be no appeal from any ruling by the Benefit Committee which is within its authority, except as provided in Section 7.4 below. When making a determination or a calculation, the Benefit Committee will be entitled to rely on information supplied by any Employer, accountants and other professionals including, but not by way of limitation, legal counsel for Baxalta or any Employer.

7.4	CLAIMS PROCEDURE.

Each person entitled to benefits under the Plan (the “Applicant”) must submit a written claim for benefits to the Benefit Committee. Such claim shall be filed not more than one year after the Applicant knows, or with the exercise of reasonable diligence would know, if the basis for the claim. A formal claim shall not be required for the distribution of a Participant’s Accounts in the ordinary course of business, but in any case a claim that relates to a dispute over the amount of a distribution shall be filed not more than one year after the distribution is paid. The Benefit Committee may, in its sole discretion (and notwithstanding the first sentence of Section 7.3) accept a claim that is filed late if it determines that special circumstances warrant acceptance of the claim.

If a claim for benefits by the Applicant is denied, in whole or in part, the Benefit Committee, or its delegate, shall furnish the Applicant within 90 days after receipt of such claim, a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 7.4. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA if his or her claim is denied after an appeal and review. The 90 day period may be extended by up to an additional 90 days if special circumstances required, in which event the Applicant shall be notified in writing by the end of the initial 90 day period of the reason for the extension and an estimate of when the claim will be processed.

Any Applicant whose claim is denied under the provisions described above, or who has not received from the Benefit Committee a response to his or her claim within the time periods specified in the provisions described above may request a review of the denied claim by written request to the Benefit Committee within 60 days after receiving notice of the denial. If such a request is made, the Benefit Committee shall make a full and fair review of the denial of the claim and shall make a decision not later than 60 days after receipt of the request, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the reason for the extension and an estimate of when the review will be complete shall be given to the Applicant before the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA.

No person entitled to benefits under the Plan shall have any right to seek review of a denial of benefits, or to bring any action to enforce a claim for benefits, in any court or administrative agency prior to his or her filing a claim for benefits and exhausting all of his or her rights under this Section 7.4, or more than 180 days after he receives the Benefit Committee’s decision on review of the denial of his or her claim. Although not required to do so, an Applicant, or his or her representative, may choose to state the reason or reasons he believes he is entitled to benefits, and may choose to submit written evidence, during the initial claim process or review of claim denial process. However, failure to state any such reason or submit such evidence during the initial claim process or review of claim denial process, shall permanently bar the Applicant, and his or her successors in interest, from raising such reason or submitting such evidence in any forum at any later date. An Applicant whose claim is denied initially or on review is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim for benefits.

7.5	ACTION BY BENEFIT COMMITTEE.

Action by the Benefit Committee will be subject to the following special rules:

(a)	Meetings and Documents. The Benefit Committee may act by meeting or by document signed without meeting and documents may be signed through the use of a single document or concurrent documents.

(b)	Action by Majority. The Benefit Committee will act by a majority decision which action will be as effective as if such action had been taken by all Benefit Committee members, provided that by majority action one or more Benefit Committee members or other persons may be authorized to act with respect to particular matters on behalf of all Benefit Committee members.

(c)	Resolving Deadlocks. If there is an equal division among the Benefit Committee members with respect to any question a disinterested party may be selected by a majority vote to decide the matter. Any decision by such disinterested party will be binding.

7.6	INDEMNITY.

To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former Benefit Committee members, officers, or directors of Baxalta, the Employers or their subsidiaries or affiliates, if any, will be indemnified and saved harmless by the Employers from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that Baxalta fails to provide such defense after having been requested in writing to do so.

ARTICLE VIII — AMENDMENT AND TERMINATION OF PLAN

8.1	AMENDMENT.

(a)	The Compensation Committee may amend the Plan at any time, except that no amendment will decrease or restrict the Accounts of Participants and Beneficiaries at the time of the amendment. The Company’s authority to amend the Plan has been delegated to the Benefit Committee to the extent provided in Section 8.1(b). The authority to amend the Plan in any respect (whether or not such amendment is within the authority delegated to the Benefit Committee) may also be exercised by the Board of Directors, the Compensation Committee or any other person to whom the Board or Compensation Committee delegates such authority.

(b)	The Benefit Committee has been delegated the authority to adopt any amendments to the Plan as the Benefit Committee may determine to be necessary or appropriate, except that no amendment shall be made to any Plan without approval of the Compensation Committee unless the Benefit Committee determines that such amendment will not significantly change the overall level of benefits provided by such Plan; significantly change the requirements for eligibility for participation in the Plan; or add any material new benefit that would significantly increase the cost of the Plan. In illustration but not limitation of the foregoing, the Benefit Committee is authorized to adopt any amendment to a Plan that it determines to be:

(i)	an amendment that provides for the Plan to be adopted by any business entity acquired by the Company, including providing any special rules applicable to the employees of such business entity;

(ii)	an amendment that the Benefit Committee determines to be of an administrative, ministerial or technical nature only;

(iii)	an amendment that the Benefit Committee determines to be necessary or appropriate to carry out any amendment approved by, or other resolution adopted by, the Board;

(iv)	an amendment that the Benefit Committee determines to be necessary or appropriate to comply with any applicable law, or necessary to conform the terms of the Plan to established administrative practices or procedures; or

(v)	an amendment that the Benefit Committee determines to be necessary or appropriate to clarify or to resolve any inconsistency or ambiguity in the terms of the Plan.

The adoption by the Benefit Committee of any amendment to the Plan shall constitute conclusive evidence that the Benefit Committee has determined such amendment to be authorized under the terms of the foregoing resolution, which determination shall be conclusive and binding on all employees, participants, beneficiaries and other persons claiming any benefit under the Plan.

8.2	RIGHT TO TERMINATE.

The Compensation Committee may at any time terminate the Plan. Any Employer may terminate its participation in the Plan by notice to Baxalta. The Plan may also be terminated with respect to a group of Eligible Employees only, and the provisions of Section 8.3 shall apply to such group of Eligible Employees only.

8.3	PAYMENT AT TERMINATION.

If the Plan is terminated all Accounts shall continue to be held and distributed in accordance with the terms of the Plan; provided that the Benefit Committee may, to the extent permitted under Section 409A, provide for the immediate distribution of Accounts.

ARTICLE IX — MISCELLANEOUS

9.1	UNFUNDED PLAN.

This Plan is intended to be an unfunded retirement plan maintained primarily to provide retirement benefits for a select group of management or highly compensated employees. All credited amounts are unfunded, general obligations of the appropriate Employer. This Plan is not intended to create an investment contract, but to provide retirement benefits to eligible employees who participate in the Plan. Eligible employees are members of a select group of management or are highly compensated employees, who, by virtue of their position with an Employer, are uniquely informed as to such Employer’s operations and have the ability to affect materially Employer’s profitability and operations. The Benefit Committee shall establish, but shall not be obligated to establish, one or more trusts of the type commonly referred to as “rabbi trusts” and cause funds representing all or a portion of the amounts deferred under the Plan to be deposited in such trusts, provided that the terms of such trusts provide that, upon the insolvency of the an Employer, the funds held in such trusts are subject to the claims of the Employer’s creditors, in accordance with applicable Internal Revenue Service guidance.

9.2	UNSECURED GENERAL CREDITOR.

In the event of an Employer’s insolvency, Participants and their Beneficiaries, heirs, successors and assigns will have no legal or equitable rights, interest or claims in any property or assets of such Employer, nor will they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by such Employer (the “Policies”), or any trust established pursuant to Section 9.1, greater than those of any other unsecured general creditors. In that event, any and all of the Employer’s assets and Policies will be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Plan will be merely that of an unfunded and unsecured promise of Employer to pay money in the future.

9.3	NONASSIGNABILITY.

Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Nothing contained herein will preclude an Employer from offsetting any amount owed to it by a Participant against payments to such Participant or his or her Beneficiary.

9.4	NOT A CONTRACT OF EMPLOYMENT.

The terms and conditions of this Plan will not be deemed to constitute a contract of employment between a Participant and such Participant’s Employer, and neither the Participant nor the Participant’s Beneficiary will have any rights against such Participant’s Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan is deemed to give a Participant the right to be retained in the service of his or her Employer or to interfere with the right of such Employer to discipline or discharge him or her at any time.

9.5	PROTECTIVE PROVISIONS.

A Participant will cooperate with Baxalta by furnishing any and all information requested by Baxalta, in order to facilitate the payment of benefits hereunder.

9.6	GOVERNING LAW.

The provisions of this Plan will be construed and interpreted according to the laws of the State of Illinois, to the extent not preempted by ERISA.

9.7	SEVERABILITY.

In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and Baxalta will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.

9.8	NOTICE.

Any notice or filing required or permitted to be given to Baxalta or the Benefit Committee under the Plan will be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Benefit Committee, or to Baxalta’s Chief Financial Officer and, if mailed, will be addressed to the principal executive offices of Baxalta. Notice to a Participant or Beneficiary may be hand delivered or mailed to the Participant or Beneficiary at his or her most recent address as listed in the employment records of Baxalta. Notices will be deemed given as of the date of delivery or mailing or, if delivery is made by certified or registered mail, as of the date shown on the receipt for registration or certification. Any person entitled to notice hereunder may waive such notice.

9.9	SUCCESSORS.

The provisions of this Plan will bind and inure to the benefit of Baxalta, each Employer, the Participants and Beneficiaries, and their respective successors, heirs and assigns. The term successors as used herein will include any corporate or other business entity, which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of Baxalta, and successors of any such corporation or other business entity.

9.10	ACTION BY BAXALTA.

Except as otherwise provided herein, any action required of or permitted by Baxalta under the Plan will be by resolution of the Compensation Committee or any person or persons authorized by resolution of the Compensation Committee.

9.11	EFFECT ON BENEFIT PLANS.

Amounts paid under this Plan, will not by operation of this Plan be considered to be compensation for the purposes of any benefit plan maintained by any Employer. The treatment of such amounts under other employee benefit plans will be determined pursuant to the provisions of such plans.

9.12	PARTICIPANT LITIGATION.

In any action or proceeding regarding the Plan, employees or former employees of Baxalta or an Employer, Participants, Beneficiaries or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against Baxalta, an Employer, the Benefit Committee, or any member of the Benefit Committee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of Baxalta, each Employer, the Benefit Committee and each member thereof, and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.

*    *    *

IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed this 29th day of June, 2015.

BAXALTA INCORPORATED
BENEFIT COMMITTEE

By:	/s/ Salvatore Dadouche
Benefit Committee Member

APPENDIX A

PARTICIPATING EMPLOYERS

Participating Employers in the Plan include all participating Employers in the Baxalta Incorporated and Subsidiaries Incentive Investment Plan.

APPENDIX B

SUPPLEMENTAL PAY DEFERRALS UNDER SECTION 3.3

None.

APPENDIX C

DISCRETIONARY EMPLOYER CONTRIBUTIONS UNDER SECTION 3.5

Contribution on Behalf of Dagmar Rosa-Bjorkeson

1.	Dagmar Rosa-Bjorkeson (“Bjorkeson”) is a Baxter Participant who was originally employed by Baxter on October 15, 2014. On or about November 4, 2014, Baxter credited a discretionary contribution in the amount of one million dollars ($1,000,000.00) to a special employer contribution account in the Baxter Plan (the “Account”).

2.	In the event Bjorkeson voluntarily resigns from employment with Baxalta prior to the first anniversary of Bjorkeson’s first day of employment with Baxter, the entire balance in the Account, including earnings, shall be forfeited.

3.	In the event Bjorkeson voluntarily resigns from employment with Baxalta on or after the first anniversary of Bjorkeson’s first day of employment, but prior to the second anniversary of Bjorkeson’s first day of employment with Baxter, fifty percent (50%) of the balance in the Account on the date of resignation, including earnings, shall be forfeited.

4.	Bjorkeson may elect the manner of distribution of the Account by completing a Deferral Election Form in accordance with Section 5.2 of the Plan not later than Bjorkeson’s first day of employment, which Deferral Election Form shall subsequently apply to all other amounts deferred by Bjorkeson in the manner provided by Section 5.2.B(b) of the Plan.

5.	Except as otherwise provided above, the Account shall be treated in the same manner as any other bonus deferral under the Plan, and the establishment of the Account shall not otherwise affect Bjorkeson’s eligibility to participate in the Plan.